Exhibit 99.1

Investor Relations Contacts:	Media Contact:
Michael R. Hufford, PhD, VP Corporate Development	David Pitts
Mary Gieson, Investor Relations	Partner
Cypress Bioscience, Inc.	Argot Partners
Tel: (858) 452-2323	Tel: (212) 600-1902
mgieson@cypressbio.com	david@argotpartners.com
CYPRESS BIOSCIENCE TO ACQUIRE PROPRIUS PHARMACEUTICALS
Acquisition Brings Together Proprietary, High-Value Personalized Medicine Laboratory Services and
Therapeutic Product Candidates
Cypress to Build Rheumatologist-Focused Sales Force to Promote Personalized Medicine Services and
Therapeutics — an Established Means of Building Strong Relationships with Specialists; Milnacipran
Promotion Supported by Commercial Partner
SAN DIEGO, CA, February 25, 2008 — Cypress Bioscience, Inc. (NASDAQ:CYPB), and Proprius Pharmaceuticals, Inc., a privately held, San Diego-based specialty pharmaceutical company, today announced that Cypress will acquire Proprius in a transaction that includes an upfront payment of $37.5 million in cash as well as an additional $37.5 million in potential milestone-related payments associated with the development of Proprius’ therapeutic candidates.
The acquisition brings together Cypress’ drug development expertise, commercial resources and lead pharmaceutical candidate, milnacipran, which is currently under U.S. Food & Drug Administration review for the treatment of fibromyalgia, and Proprius’ unique portfolio of proprietary, high-value personalized medicine laboratory services and therapeutic product candidates.
Proprius’ portfolio includes a number of diagnostic, prognostic and predictive technologies designed to provide clinically meaningful, actionable information to enhance physicians’ care of patients with rheumatoid arthritis (RA). The nearest-term commercial opportunities include an early RA prediction technology, which helps to determine the likelihood of developing RA in patients with Undifferentiated Arthritis, and a methotrexate (MTX) polyglutamates monitoring assay, which helps physicians to optimize MTX therapy by providing insights on an individual’s metabolism of MTX, which can vary greatly from patient to patient. The information afforded by these technologies is of particular importance in managing RA, a disease where early, aggressive treatment can minimize joint damage and disability, reducing the high clinical and economic costs associated with disease progression. Proprius’ early clinical-stage therapeutic candidates include a product to treat pain and a product to treat RA.

The proprietary portfolio of personalized medicine laboratory services will be marketed through a sales force that Cypress will build around the anticipated commercial launch of milnacipran. The sales force will focus on rheumatologists and other pain specialists. Forest Laboratories is responsible for reimbursing Cypress for the cost of the milnacipran detailing effort to these physicians.
“We believe that this combination will allow us to bring a unique offering of therapeutics and personalized medicine laboratory services to physicians, one that addresses important unmet medical needs in the treatment of both fibromyalgia and rheumatoid arthritis,” said Jay D. Kranzler, MD, PhD, Chairman and CEO of Cypress Bioscience. “What’s more, we believe that it affords us a unique strategic opportunity, one that will leverage our future sales force while enhancing its access to these specialists. Cypress is positioned to become a robust clinical and commercial organization with a distinct, meaningful and complementary product portfolio.”
“In other fields, like gastroenterology, offering diagnostic services in combination with therapeutic products is a proven means of establishing consultative partnerships with specialists and dramatically increases time with, and value to, physicians,” said Michael Walsh, Founder, President and CEO of Proprius Pharmaceuticals. “Our portfolio of proprietary, high-value clinical laboratory services is unique in rheumatology and, we believe, will become an important component of how rheumatologists manage their patients with rheumatoid arthritis. We are helping the field to take a step closer to the promise of personalized medicine.”
Following the close of the transaction, which is expected in March 2008, employees and operations of Proprius Pharmaceuticals will be integrated into Cypress Bioscience in San Diego, California, including Proprius’ Founder, President and CEO Michael Walsh, who will assume the role of Executive Vice President and Chief Commercial Officer upon closing of the transaction. Mr. Walsh was also the co-founder and former President, CEO, and Executive Chairman of Prometheus Laboratories, Inc.
Financial guidance
Financial information surrounding the acquisition will be disclosed in the Company’s first quarter Form 10-Q, which is scheduled to be filed on or around May 12, 2008. Per the Company’s un-audited financials, Cypress ended 2007 with approximately $182 million in cash — the upfront payment of $37.5 million was deducted from that amount. Oppenheimer & Co. acted as exclusive financial advisor to Cypress in conjunction with this transaction. Jefferies & Company, Inc. acted as exclusive financial advisor to Proprius.

Conference call information
Cypress Bioscience will hold a conference call at 10AM EST on Monday, February 25th. Dr. Jay Kranzler, CEO and Chairman of the Board of Directors and Sabrina Johnson, Executive Vice President, COO and CFO of Cypress Bioscience, and Michael Walsh, Founder, President and CEO of Proprius Pharmaceuticals, will participate in the call.

Date:	Monday, February 25, 2008
Time:	10AM EST
Conference call numbers:
Toll free:	(866) 261-3330
International:	(703) 639-1224
AudioWebcast:
http://wcc.webeventservices.com/view/wl/r.htm?e=104915&s=1&k=43C942F5FA2E10337FA00D2A1EAD4054&cb=genesys
A replay of the conference call will be available for five days and can be accessed by dialing (888) 266-2081 or (703) 925-2533; Access code: 1206489.
About Cypress
Cypress Bioscience is committed to developing and commercializing pharmaceutical products and personalized medicine laboratory services that allow physicians to serve unmet medical needs. Cypress’ strategy involves evaluating various other potential strategic transactions, including the potential acquisition of products, product candidates, technologies and companies, and other alternatives.
For more information about Cypress, please visit Cypress’ website at www.cypressbio.com.
This press release, as well as Cypress’ SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to the expected benefits of the acquisition to Cypress and Proprius and the expected competitive and commercial advantages of the combined company, the expected medical and commercial advantages and opportunities of Proprius’ technologies, the expected marketing strategy and its benefits for the combined company and the timing for completion of the merger and filing Cypress’ first quarter Form 10-Q, all of which are prospective. Actual results could vary materially from those described as a result of a number of factors, including the risk that Cypress and Proprius may not be able to complete the proposed acquisition, the risk that Proprius’ product candidates that appear promising in early research and clinical trials do not demonstrate safety and/or efficacy in later clinical trials, risks involving FDA approval and the timing of that approval for Cypress’ NDA filing for milnacipran, risks involved with Cypress’ ability to successfully build a sales force and execute its marketing strategy, risks involved with the development and commercialization of Cypress’ and Proprius’ product candidates, and other risks and uncertainties described in Cypress’ most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
About Proprius Pharmaceuticals, Inc.
Proprius Pharmaceuticals is a specialty pharmaceutical company that develops and markets personalized medicine solutions in rheumatology and autoimmune diseases. This novel combination of proprietary therapeutics and diagnostic services provides a strategic and differentiated approach to commercialization. Proprius is a privately-held and venture-backed organization, with financing provided by Fog City Fund, Atlas Venture, Forward Ventures, CDIB Bioscience, and Windamere Venture Partners, LLC.
About Milnacipran
Milnacipran is a unique dual-reuptake inhibitor, which preferentially blocks the reuptake of norepinephrine with higher potency than serotonin, two neurotransmitters known to play an essential role in regulating pain and mood. It has been approved for a non-pain condition in over 50 countries, with real-world commercial experience outside the U.S. for 10 years. Milnacipran is jointly being developed for fibromyalgia in the United States market by Forest and its licensor, Cypress Bioscience, Inc. Milnacipran was originally developed by and is sold outside of the U.S. by Pierre Fabre Medicament.
About Fibromyalgia
Fibromyalgia is a chronic and debilitating condition characterized by widespread pain and stiffness throughout the body, accompanied by severe fatigue, insomnia and mood symptoms. According to the American College of Rheumatology, fibromyalgia is estimated to affect over six million people in the United States. Fibromyalgia is most often diagnosed in the primary care setting and, in addition, is the second most commonly diagnosed condition in rheumatology clinics in the United States after osteoarthritis. Despite the high prevalence and severity of this syndrome, there are limited treatment options specifically approved for fibromyalgia in the United States or elsewhere, and the addressable patient population is not yet well established.
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